Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Invivo Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Invivo Corporation of our report dated August 3, 2001, relating to the consolidated balance sheets of Invivo Corporation and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2001, and the related financial statement schedule, which report appears in the June 30, 2001 annual report on Form 10-K of Invivo Corporation.

San Francisco, California
June 27, 2002

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